UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2008 (September 25, 2008)
EOG RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9743 (Commission File Number)	47-0684736 (I.R.S. Employer Identification No.)
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

713-651-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EOG RESOURCES, INC.
Item 1.01 Entry into a Material Definitive Agreement.
     On September 25, 2008, EOG Resources, Inc. (EOG) entered into an underwriting agreement with J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and the other underwriters identified therein (Underwriting Agreement) relating to the sale of $400 million aggregate principal amount of EOG’s 6.125% Senior Notes due 2013 (2013 Notes) and $350 million aggregate principal amount of EOG’s 6.875% Senior Notes due 2018 (together with the 2013 Notes, the Notes), subject to the terms and conditions therein. The Underwriting Agreement contains customary representations and warranties on EOG’s part. The Underwriting Agreement also contains customary indemnification and contribution provisions whereby EOG and the underwriters have agreed to indemnify each other against certain liabilities. The offering of the Notes pursuant to the Underwriting Agreement is expected to close on September 30, 2008. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.
     EOG is offering the Notes pursuant to a Prospectus Supplement dated September 25, 2008, which will be filed with the Securities and Exchange Commission on September 26, 2008 and forms part of EOG’s shelf registration statement on Form S-3 (Registration No. 333-153665).
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
1.1	Underwriting Agreement, dated September 25, 2008, by and among EOG and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and the other underwriters named therein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOG RESOURCES, INC. (Registrant)
Date: September 26, 2008	/s/ TIMOTHY K. DRIGGERS
Timothy K. Driggers
Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 25, 2008, by and among EOG and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and the other underwriters named therein